                                                                    Exhibit 10.j


                     [BANKAMERICA CORPORATION LETTERHEAD]


PRIVATE AND CONFIDENTIAL                                DAVID A. COULTER
-----------------------                                 Chairman and

March 4, 1997                                           Chief Executive officer

Mr. H. Eugene Lockhart
32 Pecksland Road
Greenwich, Connecticut  06831

Dear Gene:

I am writing to confirm our offer for you to join BankAmerica as President of the global Retail Bank. Please know that I am very pleased that our conversations these past weeks have led to your decision to join us as we prepare this company for the next century. We are targeting March 10, 1997 to make the announcement, with a May 1, 1997 start date.

To summarize the agreement we have reached, your starting annual base salary will be $850,000. Your 1997 cash bonus will be a guaranteed minimum of $1,500,000. Your 1997 long-term incentive value will be a guaranteed minimum of $2,085,000 (annualized value of a 3-year frontloaded premium price option grant translated to 505,946 premium option shares.)

1. With respect to replacing the value embedded in your participation in MasterCard International compensation programs, we offer the following:

     A.  Rabbi Trust
         -----------

         We have agreed to replace value calculated at $362,000 through the grant of 3,198 shares of BAC restricted stock, to vest 50% on 3/23/98 and 50% on 3/23/99.

     B.  Long-Term Incentive Program (LTIP)
         ----------------------------------

         We have agreed to replace value calculated at $766,200 through the grant of 6,768 shares of BAC restricted stock, to vest 66 2/3% on 2/28/98 and 33 1/3% on 2/28/99.

                                                          Mr. H. Eugene Lockhart
                                                                   March 4, 1997
                                                                          Page 2


     C.  Value Appreciation Program (VAP)
         --------------------------------

         We have agreed to replace value calculated at $5,868,000, through the grant of 181,677 market price BAC options, to vest in accordance with the following schedule.

         39,214 shares on 12/31/97
         40,722 shares on 12/31/98
         42,231 shares on 12/31/99
         36,066 shares on 12/31/00
         23,444 shares on 12/31/01

         The above stock grants are subject to approval by the committee of outside BAC directors which administers BAC's stock plans. Should any of the terms of the grants offered here not be approved by the committee or be precluded by the provisions of the plan, BAC will provide you with the financial equivalent to this benefit.

2.   Relocation and Other Benefits
     -----------------------------

     Your relocation and other employee benefits will be based on the standard BAC package applicable to Managing Committee members.

3.   Termination of Employment
     -------------------------

     As is BAC's standard practice, your employment may be terminated at any time and for any reason by either you or the Bank. Upon commencing employment, you will be required to sign the company's standard Employment Agreement for Salaried Employees. Notwithstanding these terms, we have agreed to the following:

     A. There will be in effect the standard BAC Change-in-Control Agreement applicable to Managing Committee members.

     B. Further, if within two years of hire any of the following events occurs:
         (i) The CEO changes and you are involuntarily terminated without cause;
         (ii) Your responsibilities are reduced (and you voluntarily terminate employment within 1 year of that responsibility reduction); or
         (iii) Your reporting relationship is no longer to the CEO (and you voluntarily terminate employment within 1 year of this change in reporting relationship);

                                                          Mr. H. Eugene Lockhart
                                                                   March 4, 1997
                                                                          Page 3

                then you would be eligible for (a) termination pay equal to 200% of (2x) your then base salary plus your most recent annual bonus (in no event will this total be less than $5,000,000), and (b) full vesting of the restricted stock and options granted as replacement value for current MasterCard International programs, described in paragraph 1, above, provided you sign a general release agreement prepared by BAC.

                For purposes of this agreement, "cause" shall mean
                (i) any act or action by you determined by the company to be a violation of the standards of conduct applicable to employees generally, gross negligence, or a material performance deficiency; or
                (ii) any disability which renders you unable, either on a
                     permanent basis or for a period of more than six months, to continue performing your duties even with reasonable accommodation.

Gene, please give me a call should there be any questions regarding this letter or any other matter that has passed through our conversations.


Sincerely,

/s/ DAVID A. COULTER
--------------------
David A. Coulter
Chairman and Chief Executive Officer
BankAmerica Corporation

Read and Accepted:


/s/ H. EUGENE LOCKHART        March 9, 1997
----------------------        --------------
    H. Eugene Lockhart            Date

Executive Personnel and                                         October 6, 1997
Compensation Committee
BankAmerica Corporation


                 RESOLUTION RE REPLACEMENT OF RESTRICTED STOCK
                WITH RESTRICTED STOCK UNITS FOR EUGENE LOCKHART
                -----------------------------------------------

     The Executive Personnel and Compensation Committee of BankAmerica Corporation ("BAC") authorizes and determines:

     1. At its meeting on April 29, 1997, the Committee approved the terms of a new hire agreement between BAC and H. Eugene Lockhart which in part provided for the grant of shares of BAC restricted stock to replace the value under certain compensation programs of Mr. Lockhart's former employer, Mastercard International.

     2. By action taken by written consent without a meeting, the Committee granted the shares of BAC restricted stock to Mr. Lockhart under the BAC 1992 Management Stock Plan (the "1992 MSP") effective as of May 5, 1997, Mr. Lockhart's first day of employment with BAC.

     3. The Committee has been advised that it would be in the best interest of BAC to restructure Mr. Lockhart's grant by replacing the restricted stock with restricted stock units subject to the same vesting schedule, but which would not be delivered to Mr. Lockhart until after his employment ends. As a result of such restructuring, the value of the shares of BAC common stock delivered to Mr. Lockhart in payment of such restricted stock units should be fully deductible to BAC because Mr. Lockhart would at that time not be subject to Section 162(m) of the Internal Revenue Code regarding compensation paid to executives in excess of one million dollars.

     4. Mr. Lockhart has filed a copy of his consent to this action with the Committee.

     5. Accordingly, the Committee hereby cancels the shares of BAC restricted stock granted to Mr. Lockhart on May 5, 1997 and grants to him in their place a like number of restricted stock units under the 1992 MSP. The restricted stock units shall be subject to the same vesting schedule as the cancelled shares of restricted stock. Upon the vesting of the restricted stock units, delivery of shares of BAC common stock in payment of the restricted stock units shall be deferred until Mr. Lockhart's death, retirement or other termination of service with the company. During the entire period the restricted stock units are outstanding, each restricted stock unit shall be credited with a dollar amount equal to the dividends payable on a share of BAC common stock from time to time ("dividend equivalent"). Prior to

January 1, 1998, each dividend equivalent shall be paid in cash to Mr. Lockhart. Beginning January 1, 1998, each dividend equivalent shall be converted into additional vested restricted stock units, using the closing price of BAC common stock on each dividend payment date, which shall be subject to the same provisions (other than vesting) as the initial grant of restricted stock units to Mr. Lockhart.

                  CONSENT TO REPLACEMENT OF RESTRICTED STOCK
                          WITH RESTRICTED STOCK UNITS
                          ---------------------------


     I hereby consent to the cancellation of the grant of restricted shares of BankAmerica Corporation ("BAC") common stock made to me on May 5, 1997 under the BAC 1992 Management Stock Plan (the "1992 MSP") and its replacement with a grant of a like number of restricted stock units under the 1992 MSP. The restricted stock units would be subject to the same vesting schedule as the cancelled shares of restricted stock. Upon the vesting of the restricted stock units, delivery of shares of BAC common stock in payment of the restricted stock units shall be deferred until my death, retirement or other termination of service with the company.

     During the entire period the restricted stock units are outstanding, each restricted stock unit would be credited with a dollar amount equal to the dividends payable on a share of BAC common stock from time to time ("dividend equivalent"). Prior to January 1, 1998, each dividend equivalent would be paid to me in cash. Beginning January 1, 1998, each dividend equivalent would be converted into additional restricted stock units, using the closing price of BAC common stock on each dividend payment date, which would be subject to the same provisions as the initial grant of restricted stock units to me.



                                                       /s/ H. EUGENE LOCKHART
                                                       ------------------------
                                                           H. Eugene Lockhart


                                                       Dated:  Sept. 30, 1997
                                                               ---------------


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